Exhibit 10.4

VALVOLINE SEVERANCE PAY PLAN

VALVOLINE SEVERANCE PAY PLAN
(bands 20, EG01, EG02 and UNG)
 TABLE OF CONTENTS

INTRODUCTION	1
PLAN INFORMATION	1
Eligibility	1
Exclusions from Eligibility	1
Conditions of Severance Payments and Benefits	2
Good Reason	3
Amount of Severance Payments and Benefits	3
Method of Payment	5
Clawback	5
Payments to Specified Employees	6
Duplication of Payments	7
Continuous Service	7
Terminations Not Covered	7
Section 280G Cutback	8
Deferred Terminations	9
CLAIM PROCEDURES	9
How to Apply for Benefits	9
Notice of Claim Denial/Right of Appeal	9
Initial Claim - Notice of Denial	9
Appeal of Denied Claim	10
Plan Sponsor/Administrator	11
Plan Identification	12
Plan Year	12
Legal Service	12
Method of Funding	12
Your Rights	12
Plan Interpretations/Administration	13
Plan Documents	14
Section 409A	14
Non-Assignments of Benefits	14
Plan Amendment/Termination	14

Successors	15
Authority to Delegate	15
Elections and Notices	15
Applicable Law	15

INTRODUCTION

This booklet describes the Valvoline Severance Pay Plan as applied to employees of the company in bands 20, EG01, EG02 and band UNG (the “Designated Groups”).  The plan may provide compensation to you if your active employment is terminated under certain circumstances.  This booklet describes the plan as in effect on May 15, 2017.

If you have questions about the plan, please contact your local Human Resources Representative.

No provision of the plan: (1) gives any employee the right to continued employment; (2) affects the company’s right to terminate or discharge an employee at any time; (3) gives the company the right to require any employee to remain employed; or (4) affects any employee’s right to terminate employment.

References to “Valvoline” or the “company” refer to Valvoline Inc., its subsidiaries, its commercial units and its divisions.  References to the “plan sponsor” or “plan administrator” refer to Valvoline Inc.

PLAN INFORMATION

Eligibility

You are eligible to participate in this plan if you are a regular, full-time employee of the company in a Designated Group as of immediately prior to your termination of employment.

Exclusions from Eligibility

Notwithstanding the foregoing, you are not eligible to participate in the plan if:

•	You are covered by a collective bargaining agreement, unless the collective bargaining agreement provides you are eligible for the plan;

•
You are party to an employment agreement or other agreement with the company that provides severance payments or benefits, other than an employment agreement or other agreement with the company that provides severance payments or benefits solely in connection with a “Change in Control” of the Company;

•
You are in a classification of one or more employees designated in advance by the plan sponsor as exempted from participating in the plan (e.g., you became employed with the company as part of a purchase of a business and the plan sponsor determines that the group of employees of which you are a part is not eligible to participate in the plan);

•	You are employed by a non-U.S. subsidiary of the company (unless you are a U.S. employee on expatriate assignment); or

•	You reside and work outside of the United States and you are subject to a statutory severance or similar obligation required under the law of the foreign jurisdiction in which you work.

Conditions of Severance Payments and Benefits

If you are eligible to participate in the plan, you will be entitled to receive severance payments and benefits under the plan if the plan administrator determines that your termination occurs as a direct result of:

1.	the permanent closing of a location or plant;

2.	job discontinuance;

3.	resignation for Good Reason (as defined below); or

4.	any circumstances in which your active employment is terminated at the company’s initiative for reasons not excluded under the plan. (See the Terminations Not Covered section for limitations.)

However, for severance payments and benefits to become payable, you must satisfy the terms and conditions contained in the plan, including the following:

1.	If you are given advance notice, you must continue to work until you are officially released by the company; and

2.
You must sign and execute a Severance Agreement and General Release prepared by appropriate company legal counsel, and the Severance Agreement and General Release must become effective and irrevocable in accordance with its terms by the later of (i) the 14th day following your termination of employment and (ii) the expiration of any applicable consideration and revocation periods under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act, but in any event no later than the 55th day following your termination of employment (the applicable “Review Period”).

The Severance Agreement and General Release will include a general release of claims in favor of the company, its affiliates and their respective officers and directors, and may include provisions regarding non-competition, non-solicitation, non-interference, non-disparagement, confidentiality and further cooperation.  The Severance Agreement and General Release may be changed for each termination covered by this plan.

Your Human Resources representative will coordinate the preparation and execution of the Severance Agreement and General Release and provide you with a copy for your file.  You will be responsible for obtaining any legal advice you determine to be necessary.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

Good Reason

“Good Reason” means the occurrence of any of the following without your consent:

•	an aggregate reduction of 15 percent or more to the sum of (i) your annual base salary, plus (ii) your target annual bonus opportunity: or

•	the relocation of your principal place of business by more than 50 miles.

Good Reason will not exist unless and until you provide the company with written notice of the act(s) alleged to constitute Good Reason within 90 days of your knowledge of the occurrence of such act(s), and the company fails to cure such acts within 30 days of receipt of such notice.  Further, if the company fails to cure such act(s) within this 30-day period, then you must exercise the right to terminate your employment for Good Reason within 60 days thereafter, in order for the termination to be for Good Reason.

Amount of Severance Payments and Benefits

If you are eligible to participate in the plan and you satisfy the conditions for severance payments and benefits, you will be entitled to receive the severance payments and benefits described below.  See the Duplication of Payments and Deferred Terminations sections for limitations.

1.
Severance Payments.  You will be entitled to receive severance payments in an aggregate amount equal to the following number of weeks of your base rate of pay (such number of weeks, your “Severance Period”).  See the Method of Payment section for payment procedures.  Your base rate of pay will be determined by the plan administrator in accordance with the company’s customary procedures.

Position/Band	Severance Period
Chief Executive Officer	104 weeks of base rate of pay
Other Band UNG	78 weeks of base rate of pay
Band EG02	52 weeks of base rate of pay
Bands 20 and EG01	2 weeks of base rate of pay for each completed year of Continuous Service (as described below), but in any case no less than 4 weeks and no more than 52 weeks.

2.
Prorated Severance Bonus.  You will be entitled to receive a prorated severance bonus in lieu of any payment under the applicable annual cash bonus or annual incentive plan in which you participate at the time of your termination (if any).  The amount of such pro-rata severance bonus will be based on the amount you would have received under the plan had you remained employed through the date required to receive a payment for the plan year in which your termination date occurs, based on the company’s actual performance for the plan year as

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

determined by the company.  This amount will be pro-rated based on a fraction, the numerator of which is the number of full months you worked during the applicable plan year prior to the date of your termination and the denominator of which is 12.  The pro-rata severance bonus will be paid to you in cash at the time payments are otherwise made under the applicable annual cash bonus or annual incentive plan, but in no event later than the date required to qualify such payment as a “short-term deferral” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”).

3.
Outplacement Services.  You will be entitled to receive up to the following aggregate amount in outplacement services with a firm to be selected and approved by the company, for a period of no more than 24 consecutive months following your termination date.  The company will make such payment directly to the outplacement firm.

Position/Band	Severance Period
Chief Executive Officer and Other Band UNG	$25,000
Band EG02	$15,000
Band EG01	$10,000
Band 20	$7,500

4.
Continued Coverage Under Group Health Plans.  Your then-existing coverage under the company’s group health plans (and, if applicable, the then-existing group health plan coverage for your eligible dependents) will end on the date on which your employment terminates.  You and your eligible dependents may then be eligible to elect temporary coverage under the company’s group health plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).  If you elect COBRA continuation coverage, then you and your eligible dependents will continue to be covered under the company’s group health plans, and the company will pay the premiums for such coverage, to the extent it is available, during the duration of your Severance Period.  After such period of employer-paid coverage, you may continue COBRA coverage, to the extent it is available, at your own expense in accordance with COBRA.  No provision of the plan will affect the continuation coverage rules under COBRA or the length of time during which COBRA coverage will be made available to you, and all your other rights and obligations under COBRA will be applied in the same manner that such rules would apply in the absence of the plan.  Notwithstanding any of the foregoing, the company, in its sole discretion, may amend or terminate any of its group health plans prior to or following your termination date in accordance with the terms and provisions of its group health plans.

Your long-term equity incentive awards will be treated in accordance with the terms of the applicable plan and award agreement.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

Method of Payment

Severance payments will be made in equal installments during your Severance Period in accordance with the company’s normal payroll practices (e.g., every two weeks), beginning with the first company payroll date that occurs after your termination of employment, so long as your Severance Agreement and General Release has become effective and irrevocable in accordance with its terms.  Any amounts that would otherwise be paid before your Severance Agreement and General Release has become effective and irrevocable in accordance with its terms will be delayed and will be paid in a single lump sum on the first company payroll date that occurs after your Severance Agreement and General Release becomes effective and irrevocable in accordance with its terms, so long as your Severance Agreement and General Release becomes effective and irrevocable in accordance with its terms prior to the expiration of the applicable Review Period.  If, however, (i) a portion of your benefits exceeds the threshold amount set forth below in the Payments to Specified Employees section (regardless of whether you qualify for Specified Employee status at the time of your termination), and (ii) the applicable Review Period (as defined herein) spans two calendar years, the first payment shall commence on the first company payroll date that occurs in the second calendar year and after the Severance Agreement and General Release has become effective and irrevocable in accordance with its terms (and such first installment shall include all installment payments that would otherwise have been paid prior to such date if this provision did not apply), except as otherwise provided in the Payments to Specified Employees section.  Payments to Specified Employees are subject to special limits and certain severance payments to Specified Employees may be delayed as described in the Payments to Specified Employees section.  Notwithstanding anything contained herein to the contrary, the plan sponsor reserves the right to determine the method of payment of any severance payment or benefit, in its sole discretion, to the extent the payment or benefit does not constitute deferred compensation under Section 409A.

Severance payments under this plan cannot be contingent upon your retirement and the amount thereof cannot exceed twice your annual compensation during the preceding year.  For this purpose, “annual compensation” means the total amount that was paid or would have been paid to you if you had been employed with the company during all of the preceding calendar year, as determined by the plan sponsor.

Severance payments and benefits under this plan are subject to all applicable federal and state tax withholding, including FICA.

Any election before your termination to defer salary to the Valvoline Deferred Compensation Plan stops at your termination of active employment.

Clawback

The severance payments and benefits under this plan are subject to any policy (whether in existence as of the effective date of this plan or later adopted) established by the company providing for clawback or recovery of amounts that were paid to you.  In addition, if within 24 months following the termination of your employment, the company discovers

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

that circumstances existed at the time of your termination such that your termination would be a termination in which you were not eligible to receive severance (refer to the section entitled Terminations Not Covered), or that you violated the terms of any agreement between you and the company, including any restrictive covenant contained in your Severance Agreement and General Release, then:

(i)              your right to receive any further severance payments or benefits under this plan shall be immediately forfeited;

(ii)           the company may eliminate or reduce the amount of any compensation, benefit, or payment otherwise payable by the company (either directly or under any employee benefit or compensation plan, agreement, or arrangement) to you or on your behalf in an amount up to the total amount paid or payable to you under this plan (except to the extent such compensation, benefit or payment constitutes deferred compensation under Section 409A and such elimination or reduction would trigger a tax or penalty under Section 409A); and

(iii)          the company may require you to pay to the company an amount up to the total amount paid to you under this plan;

in the case of each of clauses (ii) and (iii), together with the amount of the company’s court costs, attorney fees, and other costs and expenses incurred in connection therewith.

Payments to Specified Employees

“Specified Employee” status is determined by the plan sponsor as of December 31 of each year and is then effective for the 12-month period beginning on January 1 of the next calendar year.

Severance payments to a Specified Employee that exceed a specified threshold amount are subject to a six-month delay of payment.  The threshold amount is equal to the sum of (i) the amount of your severance that is considered a “short-term deferral” for purposes of Section 409A, plus (ii) the lesser of the following amounts (to the extent the amounts described in this clause (ii) are paid no later than the last day of the Specified Employee’s second tax year following the tax year in which his or her termination occurs):

•	Two times your annual base pay for the prior calendar year (adjusted for any increase that occurred during that year and that was expected to last indefinitely, but for the termination); and

•	Two times the maximum limit under Section 401(a)(17) of the Code for the year of the termination ($540,000 in 2017, which is two times the 2017 limit of $270,000).

The excess of the total amount of severance payments over the threshold amount is considered “deferred compensation” for purposes of Section 409A and, if that excess would otherwise be paid to a Specified Employee within six months of his or her termination, it cannot be paid until the first payroll date of the seventh month following

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

the Specified Employee’s termination.  The amount that must be delayed, as determined by the plan administrator, would be paid in a single lump sum in the seventh month following the Specified Employee’s termination, unadjusted for any earnings.

Duplication of Payments

There will be no duplication of severance payments or benefits for the same period of Continuous Service (as described below).  For example, to the extent permitted by Section 409A, you will not receive severance payments or benefits under this plan to the extent you previously received payments or benefits under this plan, or you received or are entitled to receive any other payment in the nature of a severance payment or benefit, with respect to the same period of Continuous Service.

Continuous Service

“Continuous Service” is your period of employment, generally ending on the date of your termination and beginning with the latest of:

•	your hire date;

•	your rehire date; or

•	your adjusted service date, as determined by the plan administrator in accordance with the company’s customary procedures.

Your period of employments with Ashland Global Holdings Inc. or any of its subsidiaries prior to the initial public offering of the company’s common stock will count towards your Continuous Service for purposes of this plan.

Terminations Not Covered

Except as otherwise determined by the plan sponsor, the following are circumstances when termination of active employment with the company would not result in the payment of severance benefits under this plan:

1.	Refusal to sign, or revocation of, the Severance Agreement and General Release provided by the company;
2.	Discharge for less than effective performance, absenteeism or misconduct;
3.	Voluntary resignations without Good Reason (as defined herein);
4.
Declining an offer by the company or a purchaser or successor of the company of equivalent employment as an alternative to termination, provided that a transfer to a new geographic location shall not be considered to be “equivalent employment”;

5.	Accepting an offer of employment by the company of non-equivalent employment;
6.
The sale, exchange or transfer of company property to another employer who assumes the operations of a company facility or business, unless such sale, exchange or transfer results in unemployment caused by reasons

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

other than the employee’s refusal to accept or continue employment with the new employer, as determined by the plan sponsor;
7.
Terminations following (but not prior to) a “Change in Control” of the Company if the employee is a party to an employment agreement or other agreement with the Company that provides for severance payments or benefits in connection with such event, or if the employee is a participant in the “Valvoline Change in Control Severance Plan”;

8.	Death;
9.	Retirement;
10.
Entitlement to severance payments or benefits under an employment agreement or other agreement with the company that provides for severance payments or benefits, other than an employment agreement or other agreement with the company that provides for severance payments or benefits solely in connection with a “Change in Control” of the Company;

11.	Terminations while on a personal unpaid leave of absence when reinstatement attempts following the expiration of any leave guaranteed by law are unsuccessful; and
12.	Subject to certain terminations (refer to the section entitled Deferred Terminations), when an employee is able but does not return to work following a period of disability.

Section 280G Cutback

In the event that you become entitled to receive severance payments and benefits under this plan, or you become entitled to receive any other amounts in the “nature of compensation” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder (“Section 280G”)) pursuant to any other plan, arrangement or agreement with the company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the company or such person, in each case as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company Payments will be reduced (such reduction, the “Cutback”) to one dollar less than the amount which would result in such Company Payments being subject to the Excise Tax, if, after taking into account the Excise Tax and all U.S. federal, state, and local income and payroll tax upon the Company Payments, the net amount retained by you would be greater in the event of such reduction in Company Payments then if such reduction in Company Payments did not occur, as determined by the plan sponsor.  To the extent the Cutback applies, the Company Payments will be reduced in the following order: first, the reduction of cash payments not attributable to equity awards which vest on an accelerated basis; second, the cancelation of accelerated vesting of equity awards, third, the reduction of employee benefits; and fourth, any other “parachute payments” (as defined in Section 280G).  You will be solely liable for any Excise Tax.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

Deferred Terminations

If, at the time of your scheduled termination for reasons covered under this plan, you are absent from work and on a company-provided leave of absence due to your own illness or injury, then you may be eligible to file a claim for benefits under the company’s long-term disability plan (“LTD”).  If you elect to file a claim for LTD benefits, your scheduled termination will be deferred pending a decision on your LTD claim.  During this time, your eligibility to continue to receive paid and/or unpaid leave under the company’s regular plans and policies will not be impacted.  If your LTD claim is denied, your termination will then be processed retroactively and you will be eligible to receive benefits under this plan.  If your LTD claim is approved, you will be treated as any disabled individual in accordance with the applicable company policies and benefit plans; however, any severance payments and benefits you are eligible to receive under this plan will be reduced by any pay you receive during your Severance Period pursuant to your LTD claim.

CLAIM PROCEDURES

How to Apply for Benefits

If you believe you are entitled to plan benefits, contact the Employee Benefits Department or your local Human Resources Representative.

Notice of Claim Denial/Right of Appeal

Initial Claim - Notice of Denial

Written notification of a denied claim will be delivered to the claimant in a reasonable period, but not later than 90 days after the claim is received.  The 90-day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 90-day period after the claim was received.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 180 days after the claim is received.

The written decision will include:

•	The reasons for the denial.

•
Reference to the plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.

•	A description of additional materials or information needed to process the claim. It will also explain why those materials or information are needed.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

•
A description of the procedure to appeal the denial, including the time limits applicable to those procedures.  It will also state that the claimant may file a civil action under Section 502 of the Employee Retirement Income Security Act of 1974 (“ERISA”) (§29 U.S.C. 1132).  The claimant must complete the plan’s appeal procedure before filing a civil action in court.

If the claimant does not receive notice of the decision on the claim within the prescribed time periods, the claim is deemed denied.  In that event the claimant may proceed with the appeal procedure described below.

Appeal of Denied Claim

The claimant may file a written appeal of a denied claim with the plan administrator in Lexington, Kentucky.  Valvoline Inc. is the named fiduciary under ERISA for purposes of the appeal of the denied claim.  Valvoline Inc. has delegated its authority to the Valvoline Inc. Benefit Appeals Panel (the “Panel”).  The Panel has authority to further delegate some of its authority.  The appeal must be sent at least 60 days after the claimant received the denial of the initial claim.  If the appeal is not sent within this time, then the right to appeal the denial is waived.

The claimant may submit materials and other information relating to the claim.  The Panel (or its delegate) will appropriately consider these materials and other information, even if they were not part of the initial claim submission.  The claimant will also be given reasonable and free access to, or copies of documents, records and other information relevant to the claim.

Written notification of the decision on the appeal will be delivered to the claimant in a reasonable period, but not later than 60 days after the appeal is received.  The 60-day period can be extended under special circumstances.  If special circumstances apply, the claimant will be notified before the end of the 60-day period after the appeal was received.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than 120 days after the appeal is received.

Special rules apply if the company or the Panel designates a committee as the appropriate named fiduciary for purposes of deciding appeals of denied claims.  For the special rules to apply, the committee (or the Panel if it functions as such a committee) must meet regularly on at least a quarterly basis.

When the special rules for committee meetings apply, the decision on the appeal must be made not later than the date of the committee meeting immediately following the receipt of the appeal.  If the appeal is received within 30 days of the next meeting, then the decision must be made not later than the date of the second committee meeting following the receipt of the appeal.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

The period for making the decision on the appeal can be extended under special circumstances.  If special circumstances apply, the claimant will be notified by the committee or its delegate before the end of the otherwise applicable period within which to make a decision.  The notice will identify the special circumstances.  It will also specify the expected date of the decision.  When special circumstances apply, the claimant must be notified of the decision not later than the date of the third committee meeting after the appeal is received.

In any event, the claimant will be provided written notice of the decision within a reasonable period, but not later than five days, after the meeting at which the decision is made.

Whether the decision on the appeal is made by a committee or not, a denial of the appeal will include:

•	The reasons for the denial.

•
Reference to the plan provisions on which the denial is based.  The reference need not be to page numbers or to section headings or titles.  The reference only needs to sufficiently describe the provisions so that the provisions could be identified based on that description.

•	A statement that the claimant may receive free of charge reasonable access to, or copies of, documents, records and other information relevant to the claim.

•
A description of any voluntary procedure for an additional appeal, if there is such a procedure.  It will also state that the claimant may file a civil action under Section 502 of ERISA (§29 U.S.C. 1132).

If the claimant does not receive notice of the decision on the appeal within the prescribed time periods, the appeal is deemed denied.  In that event, the claimant may file a civil action in court in Fayette County, Kentucky.

GENERAL INFORMATION

Plan Sponsor/Administrator

Valvoline Inc., 100 Valvoline Way, Lexington, Kentucky 40509 (telephone: 1-859-357-7777) is both the plan administrator and the plan sponsor.  The plan sponsor is the named fiduciary under the plan.  The plan administrator has the overall responsibility for the operation of the plan.  Participants and beneficiaries may receive from the plan administrator, upon written request, information as to whether a particular employer maintains the plan and, if so, the employer’s address.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

Plan Identification

The Valvoline Inc. Severance Pay Plan is a welfare plan.  It is identified by the following numbers under IRS rules:

•	The Employer Identification Number assigned by the IRS to Valvoline Inc. is 30-0939371.

•	The plan number assigned to the plan is 501.

Plan Year

For recordkeeping purposes, the plan year is January 1 to December 31.

Legal Service

Service of legal process may be made upon the Secretary of Valvoline Inc., 100 Valvoline Way, Lexington, Kentucky 40509 (1-859-357-7777).

Method of Funding

The plan is funded from the company’s general assets, on a pay as you go basis.  There is no trust from which benefits are paid and no assets are set aside in advance of the time plan benefits are paid.

Your Rights

As a participant in the plan, you are entitled to certain rights and protections under ERISA.  ERISA provides that all Plan participants shall be entitled to:

•
Examine, without charge, at the plan administrator’s office and at various work sites, all plan documents, including insurance contracts, collective bargaining agreements, and copies of all documents filed by the plan with the U.S. Department of Labor, such as annual reports and plan descriptions.

•
Obtain copies of all plan documents and other plan information upon written request to the plan administrator.  There will be a charge for these documents, and you will be required to furnish a personal check payable to Valvoline Inc. covering the photocopying cost before receiving any copies.

•	Receive a summary of the plan’s annual financial report. The plan administrator is required by law to furnish each participant with a copy of this summary financial report.

•	File suit in federal court, if any materials requested are not received within 30 days of your request, unless the materials were not sent because of

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

matters beyond the control of the plan administrator. The court may require the plan administrator to pay you up to $110 for each day’s delay until the materials are received.

In addition to creating rights for plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the plan.  These persons are referred to as “fiduciaries” under the law.  Fiduciaries must act solely in the interest of plan participants, and they must exercise prudence in the performance of their plan duties.  Fiduciaries who violate ERISA may be removed and required to make good any losses they have caused the plan.

Your employer may not fire you or discriminate against you to prevent you from obtaining benefits or exercising your rights under ERISA.  If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial.  You have the right to have your claim reviewed and reconsidered.

If you are improperly denied a benefit in full or in part, you have a right to file suit in a federal or state court in Fayette County, Kentucky.  If plan fiduciaries are misusing the plan’s money, you have a right to file suit in a federal court or request assistance from the U.S. Department of Labor.  If you are successful in your lawsuit, the court may, if it so decides, require the other party to pay your legal costs, including attorney’s fees.

If you have any questions about this statement or your rights under ERISA, you should contact the plan administrator or the nearest Office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, DC 20210.

Plan Interpretations/Administration

The plan administrator and plan sponsor have all necessary, appropriate, discretionary and convenient power and authority to interpret, administer and apply the provisions of the plan with respect to all persons having or claiming to have any rights, benefits, entitlements or obligations under the plan.  This includes, without limitation, the ability to make factual determinations, construe and interpret provisions of the plan, determine who is eligible and compute benefits, reconcile any inconsistencies between provisions in the plan or between provisions of the plan and any other statement concerning the plan, whether oral or written, supply any omissions to the plan or any document associated with the plan, and to correct any defect in the plan or in any document associated with the plan.  All such factual determinations and interpretations of the plan and documents associated with the plan and questions concerning its administration and application as determined by the plan administrator or plan sponsor shall be binding on all persons having an interest under the plan.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

Plan Documents

This document constitutes the summary plan description and the plan document of the Valvoline Severance Pay Plan.  References to “plan” herein include all amendments that have been made to it.  The plan sponsor has the right to modify plan provisions for a particular severance program for one or more eligible employees.  In that event, the descriptions of that particular program produced by the plan sponsor control over the terms of this document to the extent they are inconsistent with each other.

Section 409A

It is intended that the severance payments and benefits provided under this plan will be exempt from, or comply with, the requirements of Section 409A, and the plan shall be construed, administered and governed in a manner that affects such intent.  Each payment under this plan will be treated as a separate payment under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code” and “Section 409A”).  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.  Any payments subject to Section 409A to be made under the plan upon a termination of employment shall only be made upon a “separation from service” within the meaning of Section 409A.

Non-Assignments of Benefits

You may not anticipate, assign, pledge, alienate or encumber benefits to which you are entitled under this plan.  If you are entitled to plan benefits paid as installments, then you may continue to have contributions deducted from them to pay for company benefits that you are still eligible to maintain, as determined by the plan sponsor.  To the extent you have any right to receive plan benefits you are an unsecured creditor of the company.  You have no other right, title or interest in the assets of the company because of this plan.

Plan Amendment/Termination

The plan sponsor, by action of its board of directors or the board’s delegate (pursuant to resolution, by-law, or otherwise), reserves the right, in its sole discretion, to amend, suspend, modify, interpret, terminate or otherwise discontinue the plan or change the funding method at any time without the requirement to give cause or consideration to any individual; provided, however, that no amendment, suspension, modification, interpretation, termination or other discontinuance that has the effect of adversely affecting any participant who becomes entitled to receive payments and benefits under the plan prior to, or within six months after, the date of such action shall be effective without the written consent of such participant.

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)

Successors

The company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the company expressly to assume and agree to provide severance payments and benefits pursuant to the plan in the same manner and to the same extent that the company would be required to perform its obligations under the plan if no such succession had taken place.

Authority to Delegate

The plan administrator or plan sponsor may employ one or more persons to render advice with respect to its fiduciary responsibilities.  The plan administrator or plan sponsor may also delegate fiduciary responsibilities to one or more persons who shall have the rights to employ one or more persons to render advice with respect to its fiduciary duties.  There is no restriction on any person serving in more than one fiduciary capacity under the plan.

Elections and Notices

An election, designation, notice or other correspondence made regarding coverage or benefits under the plan shall not be effective unless it is made both in writing and received by the plan administrator (or its delegate), except as otherwise provided under the terms of the plan or by the plan administrator.

Applicable Law

This plan shall be construed and enforced according to Kentucky state law, to the extent that Kentucky state law is not preempted by federal law.

Valvoline Inc.
100 Valvoline Way
 Lexington, Kentucky 40509

Valvoline Severance Pay Plan (base salary bands 20, EG01, EG02 and UNG)